Exhibit 99.1

FOR FURTHER INFORMATION:

Peter B. Bedford

Hanh Kihara

Chairman of the Board and

Chief Financial Officer

Chief Executive Officer

(925) 283-8910

FOR IMMEDIATE RELEASE

BEDFORD PROPERTY INVESTORS

ANNOUNCES FOURTH QUARTER AND TWELVE MONTHS 2004 RESULTS AND CONCLUSION OF STRATEGIC ALTERNATIVES REVIEW

LAFAYETTE, CA – February 7, 2005 – Bedford Property Investors, Inc. (NYSE:BED) today announced its financial results for the fourth quarter and the twelve months ended December 31, 2004.  Diluted earnings per share of common stock (EPS) for the fourth quarter of 2004 were $4.26, compared with diluted EPS of $0.33 achieved for the fourth quarter of 2003.  Diluted EPS for the twelve months of 2004 were $5.03, compared with $1.65 for the twelve months of 2003.  Funds from operations (FFO) per share of common stock for the fourth quarter of 2004 were $0.33, reflecting a decrease of 56% when compared with FFO per share of $0.75 achieved for the fourth quarter of 2003.  FFO per share of common stock for the twelve months of 2004 were $2.50, reflecting a decrease of 18% when compared with FFO per share of $3.04 achieved for the twelve months of 2003.

Financial Results

Net income available to common stockholders for the fourth quarter of 2004 increased by $62,622,000 when compared with the fourth quarter of 2003.  Net income available to common stockholders for the twelve months of 2004 increased by $53,917,000 when compared with the same period of 2003.  These increases are mainly due to gains of $70,235,000 realized from the property sales in the fourth quarter of 2004.  Income from continuing operations (which excludes the operating results from properties sold and gains on sales) for the fourth quarter and the twelve months of 2004 decreased $3,529,000 and $8,106,000, respectively.  These decreases are the result of the rental rate reductions on our lease renewals and releases, declines in the operating portfolio occupancy, increases in depreciation expenses primarily due to improvements of real estate and properties acquired and developed in 2003 and 2004, and increases in general and administrative expenses, which were due primarily to the evaluation of strategic alternatives, increases in compensation costs, accounting, legal and consulting fees.

FFO for the fourth quarter of 2004 were $5,316,000, compared to $12,151,000 for the same period in 2003.  FFO for the twelve months of 2004 were $40,250,000, compared to $49,723,000 for the same period in 2003.  FFO is a non-GAAP financial measurement used by real estate investment trusts to measure and compare operating performance and is generally defined as net income computed in accordance with GAAP, excluding extraordinary items and gains or losses from sales of property, plus depreciation and amortization of assets related to real estate, and after adjustments for unconsolidated partnerships and joint ventures.  A reconciliation of our FFO to our net income available to common stockholders (the most directly comparable GAAP measure) is included in the financial data accompanying this press release.

02/04/05 2:39 PM

Property Operations

As of December 31, 2004, our operating portfolio occupancy was 91%, a decrease of 2% from September 30, 2004.  The average occupancy at our same-store operating properties, which consist of approximately 6.1 million square feet or 85% of the total square footage or our operating portfolio, was 90%.

During the fourth quarter of 2004, we renewed and released 234,601 square feet, or 57%, of the expiring footage.  The average change in rental rates (on a cash basis) in these new leases was a decrease of 18.4%.  For the twelve months of 2004, we renewed and released 934,180 square feet, or 74% of the expiring footage.  The average change in rental rates (on a cash basis) in these new leases was a decrease of 15.8%.

Property Acquisitions

In the fourth quarter 2004, we purchased an 83,600 square foot R&D building in Gilbert, Arizona for $11,200,000.  During the twelve months of 2004, we purchased six operating projects totaling 596,075 square feet for $88,900,000, two development projects totaling 213,883 square feet for $12,945,000 and 3 parcels of land totaling 4.7 acres for $1,800,000.

Property Dispositions

In the fourth quarter of 2004, we sold eleven operating properties in seven sales transactions which consisted of:

▪

four industrial warehouse properties in South San Francisco, California totaling 280,302 square feet for $41,000,000,

▪

a 67,869 square-foot service-center flex property in Santa Rosa, California for $10,344,000,

▪

a 120,157 square-foot industrial warehouse in Napa, California for $9,815,000,

▪

two office buildings in Seattle, Washington totaling 297,228 square feet for $65,751,000,

▪

a 54,584 square-foot office property in Phoenix, Arizona for $9,350,000,

▪

a 51,734 square-foot office property in Laguna Hills, California for $14,100,000, and

▪

a 123,853 square-foot office property and 4.3 acres of adjacent land in San Diego, California for $24,750,000.

These sales generated gains of $70,235,000.

Financing

As previously announced, on April 6, 2004, we sold 2.4 million shares of our 7.625% Series B Cumulative Redeemable Preferred Stock at $25 per share in an underwritten public offering.  The initial preferred dividend was declared on July 1, 2004, paid on July 15, 2004 and was recorded in the third quarter of 2004.  On October 1 and December 9, 2004, dividends of $1.09375 per share and $0.47656 per share were declared on our Series A and Series B preferred stock, respectively.  These dividends on our Series A and Series B preferred stock, totaling $4,049,000, were both recorded in the fourth quarter of 2004.

Stock Repurchase

During 2004, we repurchased 453,655 shares of our common stock, at an average cost of $27.98 per share.  No shares were repurchased in the fourth quarter of 2004.  Since the inception of the repurchase program in November 1998, we have repurchased a total of 8,485,907 shares of our common stock at an average cost of $19.24 per share, which represents 37% of the shares of common stock outstanding at November 30, 1998.

Conclusion of Review of Strategic Alternatives

The Company also announced today that its Board of Directors has concluded its review of the strategic alternatives available to the Company, which began in September 2004.  The Board of Directors has determined that the interests of the Company’s stockholders will be best served by the Company’s continuation as an independent, publicly-traded REIT.  “Since last September, we have been exploring and evaluating various options for the Company, including the potential sale or merger of the Company and the sale of certain of the Company’s assets.  While a number of expressions of interest to acquire all or a part of the Company were received during the past four months, we have not received any viable offers that would have realized the net asset value per share that the Board felt the Company was worth,” said Peter Bedford, Chairman and Chief Executive Officer.  “The Board has determined that, in order to maximize stockholder value, the Company would continue to position itself as a small-tenant REIT and develop, acquire and sell assets to help with that positioning,” he stated.  “To that end, we intend to continue to leverage our expertise in the office, service industrial and industrial space, with a shift in focus to properties with small, multiple tenant configurations.  We may also enter into complementary acquisitions in furtherance of these aims, in the event that attractive opportunities present themselves in the future,” he concluded.

The Company also announced that it will discontinue its previously suspended search for a successor candidate to serve as Chief Executive Officer and that the Board of Directors has approved and Peter Bedford has executed an amendment to his existing employment agreement with the Company, extending his term of employment as Chief Executive Officer through December 31, 2007.

Company Information

We are a self-administered equity real estate investment trust that acquires, develops, owns and operates suburban office and industrial properties.  Currently we own and manage approximately 7.7 million square feet of commercial space located in Arizona, California, Colorado, Nevada, Oregon and Washington. As of December 31, 2004, we had 480 tenants.

We are traded on the New York Stock Exchange and the Pacific Exchange under the symbol “BED”, and our website is www.bedfordproperty.com.

Investors, analysts and other interested parties are invited to join our quarterly conference call on Tuesday, February 8, 2005 at 8:00 a.m. PST.  To participate, callers may dial (877) 407-8293 five minutes beforehand.  Investors also have the opportunity to listen to the conference call live on the Internet, at our website at www.bedfordproperty.com, under Investor Relations – Investor Overview, by clicking on the webcast icon.  A replay of the call is available for one week at (877) 660-6853.  The replay account number is 297 and the replay conference number is 134663.

-Financial Tables Follow-

***

BEDFORD PROPERTY INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2004 AND DECEMBER 31, 2003

(Unaudited; in thousands, except share and per share amounts)

	2004	2003(1)
Assets

Real estate investments:
Industrial buildings	$417,613	$414,392
Office buildings	332,695	375,844
Properties under development	29,716	-
Land held for development	13,529	14,071
	793,553	804,307
Less accumulated depreciation	85,436	81,638
	708,117	722,669
Operating property held for sale, net	8,293	-
Total real estate investments	716,410	722,669

Cash and cash equivalents	24,218	7,598
Accounts receivable, net	679	923
Notes receivable, net	6,820	-
Other assets	45,356	42,429

Total assets	$793,483	$773,619

Liabilities and Stockholders’ Equity

Bank loan payable	$ -	$ 68,978
Mortgage loans payable	351,335	368,542
Accounts payable and accrued expenses	13,135	8,874
Dividends payable	63,898	8,319
Other liabilities	14,657	15,007

Total liabilities	443,025	469,720

Stockholders’ equity: Preferred stock, $0.01 par value; authorized 6,795,000 shares; issued none	-	-
Series A 8.75% cumulative redeemable preferred stock, $0.01 par value; authorized and issued 805,000 shares at December 31, 2004 and December 31, 2003; stated liquidation preference of $40,250	38,947	38,947
Series B 7.625% cumulative redeemable preferred stock, $0.01 par value; authorized and issued 2,400,000 shares at December 31, 2004; stated liquidation preference of $60,000	57,769	-
Common stock, $0.02 par value; authorized 50,000,000 shares; issued and outstanding 16,325,584 shares at December 31, 2004 and 16,311,955 shares at December 31, 2003	326	326
Additional paid-in capital	289,132	289,734
Deferred stock compensation	(10,114)	(5,476)
Accumulated dividends in excess of net income	(25,700)	(19,721)
Accumulated other comprehensive income	98	89

Total stockholders’ equity	350,458	303,899

Total liabilities and stockholders' equity	$793,483	$773,619

BEDFORD PROPERTY INVESTORS, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2004 AND 2003

(Unaudited; in thousands, except share and per share amounts)

	Three Months		Twelve Months
	2004	2003	2004	2003(1)
Rental income	$ 24,501	$ 22,925	$ 95,971	$ 88,267
Rental expenses:
Operating expenses	5,251	4,011	17,354	14,425
Real estate taxes	2,803	2,423	10,574	9,250
Depreciation and amortization	7,278	6,181	27,225	20,051
General and administrative expenses	2,964	1,434	7,707	5,742
Income from operations	6,205	8,876	33,111	38,799

Other income (expense)
Interest income	49	12	87	106
Interest expense	(5,823)	(4,928)	(21,040)	(18,641)

Income from continuing operations	431	3,960	12,158	20,264

Discontinued operations:
Income from discontinued operations	1,292	2,012	6,452	7,401
Gain on sale of operating properties	70,235	-	70,235	-

Income from discontinued operations	71,527	2,012	76,687	7,401

Net income	71,958	5,972	88,845	27,665
Preferred dividends – Series A	(1,761)	(685)	(4,402)	(685)
Preferred dividends – Series B	(2,288)	-	(3,546)	-

Net income available to common stockholders	$ 67,909	$ 5,287	$ 80,897	$ 26,980

Income per common share – basic:
Income from continuing operations	$ (0.23)	$ 0.20	$ 0.26	$ 1.23
Income from discontinued operations	4.54	0.13	4.85	0.46
Net income available to common stockholders	$ 4.31	$ 0.33	$ 5.11	$ 1.69

Weighted average number of shares – basic	15,771,613	15,833,209	15,827,734	16,010,659

Income per common share – diluted:
Income from continuing operations	$ (0.23)	$ 0.20	$ 0.26	$ 1.20
Income from discontinued operations	4.49	0.13	4.77	0.45
Net income available to common stockholders	$ 4.26	$ 0.33	$ 5.03	$ 1.65

Weighted average number of shares – diluted	15,923,104	16,156,283	16,078,939	16,336,369

BEDFORD PROPERTY INVESTORS, INC.

RECONCILIATION OF NET INCOME AVAILABLE TO COMMON STOCKHOLDERS

TO FUNDS FROM OPERATIONS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2004 AND 2003

 (Unaudited; in thousands, except share and per share amounts)

	Three Months		Twelve Months
	2004	2003	2004	2003(1)

Net income available to common stockholders	$ 67,909	$ 5,287	$ 80,897	$ 26,980
Adjustments:
Depreciation and amortization:
Continuing operations	7,278	6,181	27,225	20,051
Discontinued operations	364	683	2,363	2,692
Gain on sale of operating properties	(70,235)	-	(70,235)	-

Funds from Operations (FFO)(2)	$ 5,316	$ 12,151	$ 40,250	$ 49,723

FFO per share – diluted	$ 0.33	$ 0.75	$ 2.50	$ 3.04

Weighted average number of shares - diluted	15,923,104	16,156,283	16,078,939	16,336,369

(1)

Although FFO is not a financial measure calculated in accordance with accounting principles generally accepted in the United States of America (GAAP), we believe that FFO is an appropriate alternative measure of the performance of an equity real estate investment trust (REIT).  Presentation of this information provides the reader with an additional measure to compare the performance of equity REITs. FFO is generally defined by the National Association of Real Estate Investment Trusts as net income (loss) (computed in accordance with GAAP), excluding extraordinary items such as gains (losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  FFO as set forth in the table above has been computed in accordance with this definition.  FFO does not represent cash generated by operating activities in accordance with GAAP; it is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income (loss) as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity.  Furthermore, FFO as disclosed by other REITs may not be comparable to our presentation.  The most directly comparable financial measure calculated in accordance with GAAP to FFO is net income available to common stockholders.